Exhibit 10(i)

AGREEMENT
TO ESTABLISH
[CWN China Co., Ltd],
A CHINESE-FOREIGN JOINT VENTURE LIMITED LIABILITY COMPANY

This Agreement to Establish [CWN China Co., Ltd. ], a Chinese-Foreign Joint Venture Limited Liability Company, (“Agreement”) dated this 1th day of February, 2008 is intended to summarize the terms, conditions, representations and warranties to be included in documents related to the formation of a joint venture as more fully described herein (the “Joint Venture”) between ChineseWorldNet.com (HK) Ltd., a Hong Kong company (“Chinese WorldNet”) and Shanghai Compass Venture Capital Investment Limited Company, a domestic limited liability company organized in the People’s Republic of China (“Compass”) (each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, ChineseWorldNet and Compass desire to engage in a joint venture for the principal business purpose described in Section 3 below titled “Business Scope” within the People’s Republic of China (“China”);

WHEREAS, the Parties intend to enter into a definitive joint venture agreement (“Definitive JV Agreement”) for the establishment of a Chinese-foreign joint venture limited liability company (the “Joint Venture”), which agreement shall incorporate the following terms and conditions and such other terms, conditions, representations and warranties as are usual and customary in transactions of this type which terms and conditions shall be subject to good faith negotiation;

WHEREAS, until such time as the Definitive JV Agreement is executed, the Parties agree that this Agreement shall serve as a binding agreement between the Parties in connection with the Joint Venture; and

WHEREAS, each of the Parties agrees to execute and/or deliver such further definitive agreements and other instruments as may be reasonably required to carry out or effectuate the purposes and intent of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ChineseWorldNet and Compass, intending to be legally bound, agree as follows:

1)	FORMATION OF CHINESE JOINT VENTURE COMPANY

a)
The Parties agree to form a Chinese-foreign joint venture limited liability company, tentatively to be known as CWN China Co., Ltd. (“[CHINESE JV]”). [CHINESE JV] which shall be organized in the People’s Republic of China (“China”). [CHINESE JV] shall be governed by a definitive joint venture agreement, and any other agreement or documentation to be entered into by the Parties after good faith negotiations and as required to effectuate the Parties’ intent as contemplated under this Agreement.

b)
The Parties agree that until such time as the Definitive JV Agreement is fully executed, this Agreement shall serve as a binding agreement between the Parties in connection with the Joint Venture. Each of the Parties hereby agrees to execute and/or deliver such further definitive agreements and other instruments as may be reasonably required to carry out or effectuate the purposes and intent of this Agreement, including the execution of the Definitive JV Agreement.

c)
Each Party will be an interest holder of [CHINESE JV] in its individual capacity. However, each Party is free to establish a wholly owned corporate entity to hold his respective shares of [CHINESE JV].

d)
The formation of [CHINESE JV] shall be subject to the professional opinions of legal counsel and/or tax professionals satisfactory to the Parties that such Joint Venture was duly formed, organized or structured, validly existing and in good standing under the laws of China and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is planned to be conducted by the Parties as described in Section 3 below.

e)	The Definitive JV Agreement shall be entered into and signed by all Parties within four (4) weeks of the date on which this Agreement is fully executed by all Parties (the “Execution Date”).

f)
Compass shall use its best efforts to complete the official formation and organization of this Chinese-foreign joint venture limited liability company within six (6) weeks of the Execution Date. ChineseWorldNet shall assist Compass in completing the formation and organization of the Chinese-foreign joint venture limited liability company until it is fully formed and organized.

2)	CAPITALIZATION OF [CHINESE JV]

a)	The initial capitalization of [CHINESE JV] shall be RMB5,000,000. The total investment in [CHINESE JV] shall be determined with the mutual consent of both Parties.

b)	The Parties shall contribute their initial capital as follows:

i)	ChineseWorldNet shall contribute RMB3,500,000 to [CHINESE JV] as its initial capital contribution.

ii)	Compass shall contribute RMB1,500,000 to [CHINESE JV] as its initial capital contribution.

iii)
Each Party’s “Equity Interest” shall mean such Party’s pro-rata share of the capital invested in [CHINESE JV]. As a result the above initial capital contributions, the Parties’ initial Equity Interest in [CHINESE JV] is as follows: ChineseWorldNet -seventy percent (70%) and Compass - thirty percent (30%).

3)	BUSINESS SCOPE

a)	The business of the [CHINESE JV] (the “Business Scope”) shall include:

i)	Reconstruction, management and further development of Compass’ Sales Agents program in China, including:

(1)	the future training and development of the Sales Agents (as defined below); and

(2)	overseeing and coordinating the regional marketing activities of the Sales Agents (as defined below).

ii)	Coordination and operation of ChineseWorldNet’s Global Chinese Financial Forum – China Conference (“GCFF China Conference”).

iii)
Other business development-related projects and transactions in China, including, but not limited to the development of an investor relations/public relations business. All such projects and transactions shall be subject to review and unanimous approval of all Parties. All necessary agreements in connection with such projects and transactions shall be entered into at a later time to be determined by the Parties.

b)
Sales Agents. During the first year of the joint venture (“First Stage”), [CHINESE JV] shall manage the 10 Compass sales agents whose names are set forth in Appendix A hereto (individually “Sales Agent” and collectively the “Sales Agents”).   The Definitive JV Agreement shall be executed based on a franchising model for the Sales Agents (the “Franchising Model”) which shall be mutually agreed upon by the Parties. The Franchising Model shall include a Sales Agent incentive program substantially in the form of the “Rewarding Scheme” attached hereto as Appendix B. After the First Stage and subject to unanimous approval by the Parties, [CHINESE JV] may add additional Sales Agents.

c)
Other Business Opportunities. No Party shall enter into any other venture having a scope similar to that encompassed by the Business Scope defined herein. Except as provided below, any business opportunity presented to or identified by a Party that is within the scope of the business contemplated herein shall be presented to [CHINESE JV] for consideration, and the [CHINESE JV] shall have thirty (30) days to determine whether it shall participate in such venture.

d)	Geographic restrictions and exclusivity

i)
GCFF China Conference. The Parties agree that [CHINESE JV] shall only handle the coordination and operation of GCFF China Conference within China, and that [CHINESE JV] shall neither be responsible for nor shall receive revenues from GCFF’s operations outside of China. For purposes of this Agreement, China shall include Hong Kong, Taiwan and Macao.

ii)
Products Right. [CHINESE JV] shall have the right to use the products/services, marketing tools (including software) and distribution channels of Compass that currently exist or which shall be developed during the Term (as defined below) of this Agreement.

4)	JOINT VENTURE RESPONSIBILITIES

a)	The roles and responsibilities of each Party in connection with the formation and management of the Joint Venture, shall be as follows:

(i)	ChineseWorldNet’s Responsibilities. ChineseWorldNet’s responsibilities shall be as follows:

(1)	ChineseWorldNet shall make full payment of its capital contribution according to Section 2(b) of this Agreement.

(2)
ChineseWorldNet shall assist Compass in the completing the formation and organization of the Chinese-foreign joint venture limited liability company, such as providing related documentation for the registration and licensing of the Joint Venture.

(3)
ChineseWorldNet shall be responsible for creating an incentive program for the Sales Agents by providing a Rewarding Program substantially in the form attached hereto as Appendix “B” in return for the Sales Agents’ involvement in the Joint Venture.

(ii)	Compass’ Responsibilities. Compass’s role and responsibilities shall include:

(1)	making full payment of its capital contribution according to Section 2(b) of this Agreement;

(2)
applying for and ensuring the complete and proper registration and licensing of the Joint Venture with the appropriate Chinese governmental authorities and handling any additional related issues in connection with the proper formation, organization and licensing of [CHINESE JV] as a Chinese-foreign joint venture limited liability company;

(3)	coordination and execution of the Franchising Model and ensuring the proper merger of Compass’ sales/marketing team into the Joint Venture;

(4)	operation and management of the Joint Venture’s “after sales” services, software development and maintenance programs; and

(5)	arranging for Compass to enter into and sign an exclusive agency agreement with [CHINESE JV].

5)	[CHINESE JV] OPERATIONS

a)
[CHINESE JV] shall operate through an annual business plan (the “Business Plan”), which shall include a pre-determined cost-control model applicable to the Sales Agents (the “JV Cost-control Model”). The initial Business Plan (“Initial Business Plan”) shall be unanimously approved by the Parties and the Board of Directors of [CHINESE JV] (the “Board”).

b)
After the Initial Business Plan is unanimously approved by the Parties, the Joint Venture’s ongoing Business Plan shall be subject to review, revision and/or further approval by [CHINESE JV]’s Board either at the end of each fiscal year or as needed according to the discretion of the Board. The Business Plan shall include the following:

i)	Annual Budget containing the JV Cost-control Model, including sufficient monthly detail as to projected revenue, expenses and capital requirements;

ii)	Projected business opportunities the Parties will evaluate during the year; and

iii)	Roles and responsibilities of each Party with respect to identification and evaluation of business opportunities.

6)	[CHINESE JV] VOTING AND MANAGEMENT

a)
Voting. Each Party shall have a voting interest in [CHINESE JV] equal to such Party’s Equity Interest. The members of the Board shall each have one voting right on all matters requiring a vote by the Board for approval.

b)
Except as otherwise provided herein, all major decisions, including but not limited to all non-day-to-day operational decisions, of [CHINESE JV] shall require the unanimous approval by the members of the Board unless approval by the Parties, as equity owners of [CHINESE JV] (the “Shareholders”), for the corporate actions to be taken in connection with such decisions is required under Chinese Law (as defined below). For the avoidance of doubt, the following decisions/actions shall require unanimous approval by the Board unless shareholder approval is otherwise required under Chinese Law:

i)	approval of all revisions and additions to the [CHINESE JV]’s Initial Business Plan;

ii)	approval of the Initial and Annual Budget;

iii)	approval of the participation by [CHINESE JV] in a business opportunity in any manner;

iv)	disposition of any investment by [CHINESE JV];

v)	incurring indebtedness by [CHINESE JV] outside the confines of the Business Plan or Annual Budget or otherwise in excess of RMB1,000,000;

vi)	giving any guarantee or indemnity to secure the liabilities or obligations of a Party or any other person; and

vii)	appointment of Management (as defined below).

viii)	the amendment of the Articles of Association.

ix)	the increase and/or decrease of the capitalization of [CHINESE JV].

x)	the suspension or dissolution of [CHINESE JV].

xi)	the distribution of profit of [CHINESE JV].

xii)	the change of the business scope of [CHINESE JV].

xiii)	the merger or separation of [CHINESE JV].

xiv)	the disposal of assets of [CHINESE JV].

c)
Management Structure, Executive Officers and Board of Directors. [CHINESE JV]’s Board shall consist of three individual members, of which ChineseWorldNet shall select two members, and Compass shall select one member. The initial management structure and executive officers of the [CHINESE JV]  (the “Management”) shall be determined by unanimous approval of the Board at a later date to be determined by the Board but not later than immediately prior to the execution of the Definitive JV Agreement.

7)	DISTRIBUTIONS OF SALES PROFITS

a)	All of [CHINESE JV]’s sales profits shall be used primarily to fund the growth of [CHINESE JV] ’s business and for other business purposes as mutually agreed upon by the Parties and the Board.

8)	TERM OF AGREEMENTS AND TERMINATION

a)
Term of Agreement. This Agreement shall commence on the date first above written and shall continue in existence until the full execution of the Definitive JV Agreement, or until Termination as set forth in Section (8)(b) herein.

b)
Termination of Agreement. This Agreement may only be terminated prior to the Parties’ full execution of the Definitive JV Agreement (“Termination”) by mutual written consent of Compass and ChineseWorldNet.

c)
Effect of Termination. In the event this Agreement is terminated pursuant to Section (8)(b), except for the provisions of Sections (10)(c) and (10)(d), which shall survive the termination of this Agreement, Chinese WorldNet’s and Compass’s rights and obligations under this Agreement shall terminate; provided, however, that except as otherwise agreed by the parties, the termination of this Agreement shall not relieve any party from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants agreements or other obligations hereunder occurring prior to such termination.

9)	TRANSFERABILITY OF INTERESTS/ADMISSION OF NEW MEMBERS

a)	Transfer of Interest. No Party can transfer any portion of his Equity Interest in [CHINESE JV] without the prior written consent of the remaining non-transferring Party.

b)	Right of First Refusal.

i)
If a Party (“Selling Party”) desires to transfer all or part of his Equity Interest in [CHINESE JV] in any manner, the Selling Party shall first provide to the other Party the proposal for the transfer and the terms and conditions on which the transfer is proposed.

ii)
The other Party shall each have thirty (30) days from the date when such Party receives the proposal from the Selling Party to decide whether such party wishes to acquire the interest proposed for transfer on the same terms and conditions as proposed by the Selling Party.

iii)
If the other Party does not wish to acquire the interest on the same terms and conditions provided by the Selling Party, such Party shall give the Selling Party a written notice or consent permitting the transfer of the interest in [CHINESE JV] by the Selling Party.

c)	Admission of New Members. A new joint venture member cannot be admitted to [CHINESE JV] without the prior written consent of all Parties.

10)	OTHER PROVISIONS

a)	Governing Law. This Agreement shall be governed by the laws of the People’s Republic of China (“Chinese Law”), as if it were executed and fully performed in that jurisdiction.

b)
Representations and Warranties. Each Party represents and warrants to the other that it is duly organized, validly existing and in good standing under the laws of its respective jurisdiction. Each Party further represents and warrants that it has the right to enter into this Agreement and to perform its obligations herein.

c)
Survival of Representations, Warranties and Covenants. The representations and warranties of ChineseWorldNet and Compass contained in this Agreement shall, notwithstanding any investigation or notice by or to any party prior to the Execution Date, survive the Execution Date. The covenants and agreements of the parties contained in this Agreement shall survive until fully performed or otherwise terminated in accordance with the terms of this Agreement.

d)	Indemnification.

i)
Compass agrees to shall indemnify and hold harmless ChineseWorldNet from and against any and all Loss and Litigation Expense (as defined below), which any of them may suffer or incur as a result of or arising from any of the following: (a) the failure of any representation or warranty by Compass in this Agreement to be true and correct in any material respect on the Execution Date, except to the extent that any such representation or warranty refers specifically to a date other than the Execution Date, in which case, failure of such representation or warranty to be true and correct in any material respects as of such date; and (b) the failure of Compass to perform in any material respect any of its covenants or agreements set forth in this Agreement.

ii)
ChineseWorldNet agrees to shall indemnify and hold harmless Compass from and against any and all Loss and Litigation Expense (as defined below), which any of them may suffer or incur as a result of or arising from any of the following: (a) the failure of any representation or warranty by ChineseWorldNet in this Agreement to be true and correct in any material respect on the Execution Date, except to the extent that any such representation or warranty refers specifically to a date other than the Execution Date, in which case, failure of such representation or warranty to be true and correct in any material respects as of such date; and (b) the failure of ChineseWorldNet to perform in any material respect any of its covenants or agreements set forth in this Agreement.

iii)
“Litigation Expense’ means any expense incurred in connection with investigating, defending or asserting any Claim indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third party), investigators, expert witnesses, accountants and other professionals. “Loss” means any loss, obligation, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than a Litigation Expense.

e)
Costs. Each Party shall individually bear the costs they each incur prior to the formation of the Joint Venture. All costs incurred after the establishment of the Joint Venture shall be borne proportionally by the Parties according to their initial capital contributions.

f)
Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered (charges prepaid, receipt confirmed or return receipt requested (if available)) by hand, by nationally recognized air courier service, by certified mail or facsimile, addressed as set forth below or to such other address as such Party shall have specified most recently by written notice. Notices shall be deemed given and effective (i) if delivered by hand or by nationally recognized courier service, when delivered during regular business hours at the address specified in this Section (9)(f) (or in accordance with the latest unrevoked written direction from such Party), (ii) if by certified mail, four (4) business days after mailing or (iii) if given by facsimile when such facsimile is transmitted to the fax number specified in this Section (9)(f) (or in accordance with the latest unrevoked written direction from such Party), provided the appropriate confirmation is received.

Notices to ChineseWorld Net shall be addressed and delivered to:

ChineseWorldNet.com Inc. (HK)
Attn: Mr. Joe Tai
#1101, St. George’s Building
2 Ice House Street
Central, Hong Kong
Tel: (604) 488-8878
Fax: (604) 488-0868

Notices to Compass shall be addressed and delivered to:

Shanghai Compass Venture Capital Investment Co., Ltd.
Suite 508, Insigma Plaza, Jinke Road, Pudong District
Shanghai, P.R. China 201203
Attn: David H. Liu
Tel: (21) 6847 1068
Fax: (21) 6847 1180

g)
No Reliance. The Parties each acknowledge that, in entering into this Agreement, they have not relied upon any statements, representations, warranties, correspondence, negotiations, conditions, understandings, promises and agreements, oral or written, not specifically set forth in this Agreement. Each of the Parties represents that prior to executing this Agreement, each Party had an opportunity to fully review, analyze, and obtain legal counsel to obtain advise regarding the meaning and consequence of all of the terms and provisions of this Agreement.

h)
Further Assurances. Each of the Parties agree on behalf of themselves to produce and execute such other documents or agreements as may be necessary or desirable for execution and implementation of this Agreement and the consummation of the transactions contemplated thereby, including but not limited to the Definitive JV Agreement.

i)
Severability and Waiver. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect any other provisions of this Agreement, which shall remain in full force and effect and shall in no way be impaired. No provision of this Agreement shall be waived unless set forth in writing and signed by the party effecting such waiver. No waiver of the breach of any of the terms or provisions of this Agreement shall be a waiver of any preceding or succeeding breach of this Agreement or any other provisions thereof. No waiver of any default, express or implied, made by any party hereto shall be binding upon the party making such waiver in the event of a subsequent default.

j)
Successors and Assigns. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the Parties. This Agreement shall not be assignable by either of the Parties without the written consent of the other non-assigning Party.

k)	Titles and Subtitles. The titles and subtitles of the Sections of this Agreement are used for convenience only and shall not be considered in construing or interpreting this agreement

1)
Counterparts and Facsimile. This Agreement may be executed in one or more counterparts and transmitted by facsimile copy, each one of which shall constitute an original and all of which shall constitute one and the same document.

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IN WITNESS WHEREOF, this Agreement to Establish [NAME OF CHINESE JOINT VENTURE], a Chinese-Foreign Joint Venture Limited Liability Company, has been executed by and between the Parties effective as of the date first written above.

CHINESEWORLDNET.COM INC.

By:	/s/ Joe Tai
Joe Tai,
Chief Executive Officer

Shanghai Compass Venture Capital Co., Ltd.

By:	/s/ Zhijie Wang
Zhijie Wang
Chairman